FOR IMMEDIATE RELEASE

Contacts:
Christa Segalini	Ryan Smith
(201) 465-8021	(201) 465-8023
csegalini@beckermanpr.com	rsmith@beckermanpr.com

Lightstone Value Plus Real Estate Investment Trust Announces Completion of Tender Offer Repurchasing $20 Million of Common Stock

NEW YORK, N.Y. (December 19, 2011) – Lightstone Value Plus Real Estate Investment Trust, Inc. ("LVPR") today announced that it has completed a tender offer repurchasing from its shareholders 2,040,816 shares of its common stock at a price of $9.80 per share, or an aggregate amount of approximately $20 million. The tender offer expired at 12:00 Midnight, Eastern Standard Time, on December 1, 2011 and all payments for the shares repurchased have been distributed to the tendering shareholders.

"This tender offer provided additional liquidity to our shareholders and we thank them for their continued confidence," stated David Lichtenstein, Chairman of LVPR. "We remain entirely committed to creating shareholder liquidity over the remaining life of the REIT.”

A total of 10,119,015.4350 shares of common stock were properly tendered and not withdrawn prior to the tender offer’s expiration and, in accordance with the proration provisions applicable to the tender offer, 2,040,816 shares were repurchased by LVPR.

About LVPR and The Lightstone Group

LVPR is a non-traded REIT sponsored by The Lightstone Group ("Lightstone"). Founded in 1988 by David Lichtenstein, Lightstone has grown to become one of the largest privately held real estate companies in the United States.  Its diversified portfolio of industrial, office, retail and residential real estate assets includes approximately 10 million square feet of commercial space and more than 11,000 multifamily units in 20 states and Puerto Rico.

Lightstone manages its business through operating platforms, each focused on a specific real estate asset class.  Headquartered in New York, Lightstone employs more than 500 professionals.  For more information, visit www.lightstonegroup.com.

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